EXHIBIT 11.1

              FREEPORT-McMoRan INC. AND CONSOLIDATED SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON AND
                            COMMON EQUIVALENT SHARE

                               Three Months Ended          Six Months Ended
                                    June 30,                   June 30,
                               -------------------       ---------------------
                                1994        1993           1994         1993
                               -------   ---------       -------     ---------
                                 (In Thousands, Except Per Share Amounts)
Primary:
  Net income (loss)
  applicable to
  common stock                 $ 4,634    $(77,379)      $17,007     $(132,725)
                               =======    ========       =======     =========
  Average common
   shares outstanding          138,860     141,136       139,360       141,035
  Common stock
   equivalents:
    Stock options                1,000       1,094         1,000         1,004
                               -------    --------       -------     ---------
  Common and common
   equivalent shares           139,860     142,230       140,360       142,039
                               =======    ========       =======     =========
  Net income (loss)
   per common and
   common equivalent
   share                          $.03       $(.54)         $.12         $(.93)
                                  ====       =====          ====         =====
Fully diluted:
  Net income (loss) applicable to common stock:
  Net income (loss)            $ 4,634    $(77,379)      $17,007     $(132,725)
  Plus preferred
   dividends                      -           -             -             -
  Plus interest, net
   of tax effect, on
   convertible
   subordinated
   debentures                     -           -             -             -
                               -------    --------       -------     ---------
  Net income (loss)
   applicable to
   common stock                $ 4,634    $(77,379)      $17,007     $(132,725)
                               =======    ========       =======     =========
  Average common
   shares
   outstanding                 138,860     141,136       139,360       141,035
  Common stock
   equivalents:
    Stock options                1,000       1,094         1,000         1,525
  Convertible
   securities:
    Preferred stock               -           -             -             -
    Convertible
     subordinated
     debentures                   -           -             -             -
                               -------     -------       -------       -------
  Common and common
   equivalent shares           139,860     142,230       140,360       142,560
                               =======     =======       =======       =======
  Net income (loss)
   per  common and
   common equivalent
   share                          $.03       $(.54)         $.12         $(.93)
                                  ====       =====          ====         =====